Exhibit 10.3

FORTREA HOLDINGS INC.

First Amendment to
Restricted Stock Unit Agreement

    THIS FIRST AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENT (the “First Amendment”) is entered into effective September 13, 2024 by and between Fortrea Holdings Inc., a Delaware corporation (the “Company”) and Thomas H. Pike (“Grantee”).

RECITALS

WHEREAS, the Company and Grantee previously entered into an individual Restricted Stock Unit Agreement dated as of August 17, 2023 (the “RSU Agreement”) setting forth the terms and conditions of a time-vested RSU award to Grantee under the 2023 Omnibus Incentive Plan (the “Plan”);

WHEREAS, Section 3.3.1 of the Plan gives the Management Development and Compensation Committee (the “Committee”) the authority to establish and amend the terms and conditions of each Award (subject to certain limitations not implicated here);

WHEREAS, Section 18.3 of the Plan gives the Committee broad discretion over how grantees may be permitted to satisfy their withholding obligations; and

WHEREAS, the section of the Grantee’s RSU Agreement titled “Withholding Taxes” currently requires that the Grantee satisfy his withholding obligations by means of share with holding and both the Company and the Grantee instead prefer that the Grantee satisfy his withholding obligations by means of a sell-to-cover process; and

WHEREAS, the Committee hereby desires to amend certain terms of the RSU Agreement as set forth below to expressly provide that the Grantee will satisfy his withholding obligations by means of a sell-to-cover process.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound thereby, agree as follows:

1.    Any capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan or the RSU Agreement.

2.    The section of the RSU Agreement titled “Withholding Taxes” is hereby amended by deleting the current language in its entirety and replacing it with the following:

You agree, as a condition of this grant, that you are ultimately responsible for paying any withholding or other taxes that may be due as a result of the grant or vesting of Restricted Stock Units or the issuance of shares of Stock acquired under this grant.

In the event that the Company or any Affiliate determines that any federal, state, local or foreign tax or withholding payment is required relating to the grant or vesting of the Restricted Stock Units or the issuance of shares of Stock acquired from this grant, unless the Company provides notice of an alternate procedure in its discretion, you agree to facilitate the Company’s satisfaction of its withholding obligation by instructing a registered broker selected by the Company to sell the number of shares of Stock necessary to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and to remit the proceeds of such sale to the Company. Such sales shall be made pursuant to a mandatory “sell-to-cover” program instituted by the Company with no discretion on your part with respect to any sale.  If the proceeds of such a sale exceed the Company’s withholding obligation, the Company will pay the excess to you as soon as practicable.  If the proceeds of such a sale are less than the Company’s withholding obligation, you agree to pay any shortfall to the Company as soon as practicable, including through payroll withholding.  You acknowledge that the Company and the broker are under no obligation to arrange for such sale at any particular price.  In connection with the “sell-to-cover” program, you agree to execute any documents the broker may request to effectuate the sale of shares of Stock and satisfaction of the Stock and satisfaction of the Company’s withholding obligation.

    3.    Except as herein amended by this Amendment, the terms and provisions of the original RSU Agreement shall remain in full force and effect as originally executed without modification or revision.

    4.    This First Amendment shall be governed and construed and enforced in accordance with the laws of the State of Delaware, without reference to the choice of law provisions of such laws.

    5.    This First Amendment and the original RSU Agreement, as amended and modified by this First Amendment, shall constitute and be construed as a single agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this First Amendment to Restricted Stock Unit Agreement, and the Grantee has placed Grantee’s signature hereon, effective as of the date first written above.

Fortrea Holdings Inc.

By:	/s/ Stillman Hanson
Name:	Stillman Hanson
Title:	General Counsel

GRANTEE:
/s/ Thomas H. Pike Thomas H. Pike